SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Information Statement

EQ ADVISORS TRUST
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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED [APRIL 28], 2007

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about an additional investment sub-adviser to the EQ/Evergreen International Bond Portfolio (“Portfolio”), a series of EQ Advisors Trust (“Trust”). The changes discussed in this Information Statement will take place on or about May 1, 2007. You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust (“Board”) held on March 6-7, 2007, the Board, including the Trustees who are not “interested persons” of the Trust (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Trustees”), unanimously approved the Manager’s proposals to add First International Advisors, LLC (d/b/a Evergreen International Advisors) (“Evergreen International” or “Adviser”) as an additional sub-adviser to the Portfolio. The current sole sub-adviser to the Portfolio is Evergreen Investment Management Company, LLC (“Evergreen Investment”), an affiliate of Evergreen International. AXA Equitable recommended adding Evergreen International in order to synergize the investment process and achieve greater efficiency in executing the investment strategy. AXA Equitable believes that the addition of Evergreen International will allow the Portfolio to respond more quickly to investment opportunities and to leverage the expertise of additional portfolio managers with substantial experience in this area. Evergreen International will provide day-to-day management of the Portfolio, while Evergreen Investment will provide reporting, operations and client service functions. Furthermore, Anthony Norris and Peter Wilson will continue to serve as the Portfolio Managers for the Portfolio. Currently, Mr. Norris and Mr. Wilson are employees of both Evergreen Investment and Evergreen International; however, their status as dual employees may change in the near future. At the same meeting, in connection with the proposal to add Evergreen International as an additional sub-adviser, the Board, and separately, the Independent Trustees, unanimously approved the Manager’s proposal to approve an Investment Advisory Agreement between AXA Equitable, Evergreen Investment and Evergreen International, dated May 1, 2007 (“Agreement”) with respect to the Portfolio. Evergreen Investment has served as the sub-adviser to the Portfolio since September 30, 2005 and will continue to serve as a sub-adviser.

Factors Considered by the Board

In approving the Agreement, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio. In this connection, the Board considered factors it deemed relevant with respect to the Portfolio, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by the Manager, the Adviser and their respective affiliates, including the credentials and investment experience of its officers and employees; (2) the Adviser’s investment process, personnel and operations; (3) the performance of a composite of similar accounts managed by the Adviser as compared to its relevant benchmarks; (4) the level of the Adviser’s proposed fee; (5) to the extent information was available, the costs of the services to be provided and profits to be realized by the Manager, the Adviser and their respective affiliates from their relationship with the Portfolio; (6) the anticipated effect of growth and size on the Portfolio’s performance and expenses where applicable; (7) the Manager’s and the Adviser’s financial condition; (8) the adequacy of the Manager’s and the Adviser’s compliance programs and records; (9) the “fall out” benefits to be realized by the Manager, the Adviser and their respective affiliates (i.e., any direct or indirect benefits to be derived by the Manager, the Adviser and their respective affiliates from their relationship with the Trust); (10) the profitability of the Manager and, to the extent information was available, the Adviser under the Agreement; and (11) possible conflicts of interest.

The Board also noted that the investment management fees payable by the Portfolio would remain the same and that the Portfolio’s shareholders would not pay any additional advisory fees as a result of the addition of Evergreen International. The Board also considered that Evergreen Investment is currently the sole adviser to the EQ/Evergreen Omega Portfolio, a series of the Trust. In considering the Agreement, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Agreement. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Agreement.

The Board, in examining the nature and quality of the services to be provided by the Adviser, considered the Adviser’s experience in serving as an investment adviser for accounts similar to the Portfolio it would advise. The Board noted the responsibilities that the Adviser would have to the Portfolio. In particular, the Board considered that the Adviser would be responsible for making investment decisions on behalf of the Portfolio, placing orders for the purchase and sale of investments for the Portfolio with brokers or dealers and performing related administrative functions. In addition, the Board reviewed information regarding the Adviser’s investment process and the background of each portfolio manager of the Adviser who would provide services to the Portfolio.

The Board received performance information regarding the performance of the Adviser’s comparable strategy. In this connection, the Board considered that the Evergreen International Bond Fund outperformed the JPMorgan Global Government Bond Excluding U.S. Index for the three-month period and the three-, five- and ten-year periods ended as of December 31, 2006. In addition, the Board also considered the Portfolio’s performance information regarding the Portfolio as advised by Evergreen Investment and was satisfied with such performance.

In evaluating the Adviser’s compensation, the Board reviewed the proposed fees under the Agreement and considered the extent to which the Agreement’s fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager’s management fee, which will not change as a result of the appointment of the Adviser, and the Portfolio’s overall expense ratios, which also will not change as a result of the appointment of the Adviser, generally were more significant to the Board’s evaluation of the fees and expenses paid by the Portfolio than the Adviser’s costs and profitability.

As part of its evaluation of the Adviser’s compensation, the Board also considered other benefits that may be realized by the Adviser and its affiliates from the Adviser’s relationship with the Trust. In this connection, the Board noted, among other things, that the Adviser, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions. In this regard, the Board considered the Adviser’s procedures for executing portfolio transactions for the Portfolio and the Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers. In addition, the Board recognized that the Adviser may be affiliated with registered broker-dealers, which may, from time to time, receive brokerage commissions from the Portfolio in connection with the purchase and sale of portfolio securities; provided, however, that those transactions, among other things, must be consistent with seeking best execution. Finally, the Board recognized that affiliates of the Adviser may sell and earn sales commissions from sales of shares of the Portfolio.

The Board also considered conflicts of interest that may arise between the Trust and the Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of the Adviser having responsibility for multiple accounts (including the Portfolio it advises), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by the Adviser.

Based on these considerations, the Board of Trustees was satisfied that: (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of the Adviser’s services; (2) the Portfolio was reasonably likely to benefit from the Adviser’s investment process, personnel and operations; (3) the Adviser has the resources to provide the services and to carry out its responsibilities under the Agreement; (4) the Adviser has an adequate compliance program; (5) the Adviser’s compensation, including any direct or indirect benefits to be derived by it or its affiliates, is fair and reasonable; and (6) the performance of the Adviser’s similar portfolio generally was reasonable in relation to the performance of its benchmark. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Agreement with respect to the Portfolio.

Information Regarding the Agreement

The Agreement serves to appoint the Adviser as an investment adviser to the Portfolio subject to all of the terms and conditions of the Agreement.

The Agreement provides that it will remain in effect, with respect to the Portfolio, for its initial term of one year and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and the Adviser, or by AXA Equitable or the Adviser on at least sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The Agreement generally provides that the Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in the Agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations, or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the Adviser to AXA Equitable or the Trust.

There will be no change in the management fee paid by the Portfolio to AXA Equitable and there will be no change in the investment advisory fee paid by AXA Equitable to Evergreen Investment. For sub-advisory services to the Portfolio, Evergreen Investment will continue to receive an advisory fee equal to 0.30% of the Portfolio’s average daily net assets up to $100 million, 0.20% of the Portfolio’s average daily net assets in excess of $100 million and up to and including $150 million and 0.15% of the Portfolio’s average daily net assets in excess of $150 million. Evergreen Investment, in turn, will compensate Evergreen International for its sub-advisory services to the Portfolio from the advisory fee received by Evergreen Investment from AXA Equitable. AXA Equitable (and not the Portfolio) is responsible for the payment of the advisory fee to Evergreen Investment and Evergreen International. During the fiscal year ended December 31, 2006, Evergreen Investment received a total of $412,239 in fees for advisory services related to the Portfolio.

For comparable portfolios, Evergreen International received advisory fees at the following annual rates:

Name of Fund	Net Assets in Millions for the Period Ended December 31, 2006	Annual Advisory Fee Rate (% of average daily net assets)
Evergreen International Bond Fund	$1,104.6	0.50%

In connection with the addition of Evergreen International, the administration fee paid by the Portfolio pursuant to its existing Mutual Fund Services Agreement with AXA Equitable will remain at the annual rate, based on average daily net assets of all the Trust’s Portfolios (except EQ/Enterprise Moderate Allocation Portfolio, EQ/Small Company Growth Portfolio and EQ/Small Cap Value Portfolio), of 0.12% of the first $3 billion, 0.11% of the next $3 billion, 0.105% of the next $4 billion, 0.10% of the next $20 billion and 0.0975% thereafter, plus $30,000. The overall expense ratios of the Portfolio will also not increase due to the expense limitation arrangement currently in effect until April 30, 2008.

Annual Portfolio Operating Expenses

(expenses that are deducted from Portfolio assets)

EQ/Evergreen International Bond Portfolio	Class IA Shares	Class IB Shares
Management Fee	0.70%	0.70%
Distribution and/or Service Fees (12b-1 fees)†	None	0.25%
Other Expenses*	0.23%	0.23%
Total Annual Portfolio Operating Expenses	0.93%	1.18%
Less Fee Waiver/Expense Reimbursement**	(0.03)%	(0.03)%
Net Annual Portfolio Operating Expenses***	0.90%	1.15%

†

The maximum distribution and/or service (12b-1) fee for the Portfolio’s Class IB shares is 0.50% of the average daily net assets attributable to the Portfolio’s Class IB shares. Under an arrangement approved by the Trust’s Board of Trustees, the distribution and/or service (12b-1) fee currently is limited to 0.25% of the average daily net assets attributable to the Portfolio’s Class IB shares. This arrangement will be in effect at least until April 30, 2008.

*	“Other Expenses” have been restated to reflect current fees.

**

Pursuant to a contract, the Manager has agreed to make payments or waive its management, administrative and other fees to limit the expenses of the Portfolio through April 30, 2008 (unless the Board of Trustees consents to an earlier revision or termination of this arrangement) (“Expense Limitation Agreement”) so that the Total Annual Portfolio Operating Expenses of the Portfolio (exclusive of taxes, interest, brokerage commissions, capitalized expenses and extraordinary expenses) do not exceed the amount shown above under Net Annual Portfolio Operating Expenses. The Manager may be reimbursed the amount of any such payments and waivers in the future provided that the payments or waivers are reimbursed within three years of the payment or waiver being made and the combination of the fund’s expense ratio and such reimbursements do not exceed the fund’s expense cap. The Manager may discontinue these arrangements at any time after April 30, 2008. For more information on the Expense Limitation Agreement, see “Management of the Trust – Expense Limitation Agreement.”

Information Regarding Evergreen International

Evergreen International, is a majority-owned subsidiary of Wachovia Corporation, located at One Wachovia Center, Charlotte NC 28288. As of December 31, 2006, Evergreen International had assets under management of approximately $21.8 billion.

Evergreen International is controlled by Anthony Norris, Chief Investment Officer, Peter Wilson, Chief Operating Officer and Richard Southby, Chief Compliance Officer. The business address of each of these individuals is 3 Bishopsgate, London, England, U.K. EC2N 3AB.

The Portfolio will be managed by a team of investment professionals employed by Evergreen International and Evergreen Investment. The Portfolio Managers will have responsibility for the day-to-day management of the Portfolio and operate as a team providing research and advice on the purchases and sales of individual securities for the Portfolio. The Portfolio Managers are as follows:

Anthony Norris has been Managing Director, Chief Investment Officer, and Senior Portfolio Manager with Evergreen International since January 2004. His responsibilities include developing investment strategies using computer-based qualitative and technical analysis systems, integrating their output with fundamental research and strategy optimization systems, and monitoring the results within particular investment risk guidelines. Prior to being named Chief Investment Officer, Mr. Norris was Senior Portfolio Manager and Director of Research and he has been with Evergreen International or one of its predecessor firms since 1990.

Peter Wilson has been Managing Director, Chief Operating Officer, and a Senior Portfolio Manager with Evergreen International since January 2004. His responsibilities include client servicing and communicating investment philosophy and strategies. Prior to being name Chief Operating Officer, Mr. Wilson was Senior Portfolio Manager and Director of Trading and he has been with Evergreen International or one of its predecessor firms since 1989.

As Adviser to the Portfolio, Evergreen International provides the Portfolio with investment research, advice and supervision and manages the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s prospectus. The principal risks of investing in the Portfolio are listed in the section in the Prospectus, as supplemented, entitled, “EQ/Evergreen International Bond Portfolio” under the heading “The Principal Risks.”

The addition of Evergreen International as a sub-adviser to the Portfolio will not result in any changes to the Portfolio’s investment objective or investment strategy. Evergreen International will attempt to achieve the Portfolio’s investment objective, i.e., to seek to capital growth and current income. Under normal circumstances, Evergreen International will invest at least 80% of the Portfolio’s net assets, plus borrowings for investment purposes, in debt securities, including obligations of foreign government or corporate entities or supranational agencies (such as the World Bank) denominated in various currencies.

In selecting investments for the Portfolio, Evergreen International and Evergreen Investment will search for the best values on securities that meet the Portfolio’s credit and maturity requirement.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2006, the Portfolio did not trade or clear through an affiliated broker.

Control Persons and Principal Holders

[AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of March 31, 2007]. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolio. [As of March 31, 2007, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolio].

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio as of [March 31, 2007]:

Shareholder	Portfolio	Number of Shares of Portfolio	Percentage of Portfolio
[Insert]	[Insert]	[Insert]	%

[A copy of the Trust’s 2006 Annual Report [Prospectus] is enclosed.]